Exhibit 10.26(a)

DATED 19 MARCH 2021

AMONGST

TRANGLO SDN BHD

(“COMPANY”)

AND

RIPPLE LABS SINGAPORE PTE. LTD.

(“INVESTOR”)

AND

TNG FINTECH GROUP INC.

(“TNG”)

SHAREHOLDERS’ AGREEMENT

relating to

TRANGLO SDN BHD

Dentons Rodyk & Davidson LLP

80 Raffles Place

#33-00 UOB Plaza 1

Singapore 048624

G +65 6225 2626

F +65 6225 1838

dentons.com

TABLE OF CONTENTS

1.	Interpretation	1
2.	Implementation of this Agreement	8
3.	Business of the Group	9
4.	Board of Directors	9
5.	Shareholders’ Meeting	12
6.	Executive Officers	13
7.	Undertakings	15
8.	Reserved Matters	19
9.	Pre-Emption Rights over New Allotments or Issuances of New Securities	20
10.	Transfers of Shares	21
11.	Deed of Ratification and Accession for Issuances and Transfers	22
12.	Permitted Transfers	22
13.	Right of First Refusal	23
14.	Tag-Along Right	26
15.	Compulsory Transfers	27
16.	Valuation of Shares	28
17.	Director’s and Ripple Executive Officer’s Insurance and Indemnity	29
18.	Deadlock	29
19.	Prevalence of Agreement	30
20.	Termination	30
21.	Variation	30
22.	Confidentiality	30
23.	Announcements	32
24.	Assignment	32
25.	No Partnership	32
26.	Indulgence, Waiver, etc	33
27.	Costs	33
28.	Whole Agreement	33
29.	Notices	33
30.	General	34
SCHEDULE 1		36
SCHEDULE 2		37
SCHEDULE 3		40
SCHEDULE 4		41
EXHIBIT 1		45

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THIS AGREEMENT (“Agreement”) is entered into as of the 19th day of March 2021

BETWEEN:

(1)	RIPPLE LABS SINGAPORE PTE. LTD. (Company Registration No. 201708102R), a company incorporated in Singapore with its registered office at 77 Robinson Road, #16-00, Singapore 068896 (the “Investor”);

(2)	TNG FINTECH GROUP INC. (Company No. MC-344182) a company incorporated in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“TNG”); and

(3)	TRANGLO SDN BHD (Company Registration No. 809241-M / 2008010079), a company incorporated in Malaysia with its registered office at B-9-19, Oasis Square, Block B, 2, Jalan PJU1A/7A, Ara Damansara, 47301 Petaling Jaya, Selangor (the “Company”),

collectively known as the “Parties” and each a “Party”.

WHEREAS:

(A)	The Company is a company limited by shares incorporated in Malaysia and has at the date hereof an issued and paid-up share capital of RM36,350,000.00 consisting of 167,442 Shares (as defined herein).

(B)	By a sale and purchase agreement (“SPA”) dated 10 March 2021 between the Investor and the Vendors (as defined herein), the Vendors have agreed to sell, and the Investor has agreed to purchase, the SPA Sale Shares (as defined herein) in accordance with the terms and conditions as set out in the SPA. It is a condition in the SPA that the Parties enter into this Agreement to govern the rights of the Investor and TNG with effect from the Completion Date (as defined herein).

(C)	The Parties have agreed to regulate the affairs of the Company and the respective rights and obligations of the Investor and TNG as Shareholders of the Company after the Completion Date, on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement (including, for the avoidance of doubt, the Recitals and the Schedules), except to the extent that the context otherwise requires, the following terms shall have the meanings set forth below:

“Addressee” has the meaning ascribed to it in Clause 29.1.2;

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“Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person;

“Allocation Notice” has the meaning ascribed to it in Clause 13.7.1;

“Annual Budget” has the meaning ascribed to it in Clause 7.8.2;

“Applicant” has the meaning ascribed to it in Clause 13.7.1;

“Balance Sale Shares” has the meaning ascribed to it in Clause 13.6.3;

“Balance Securities” has the meaning ascribed to it in Clause 9.3;

“BNM” means Bank Negara Malaysia;

“Board” or “Directors” means the directors for the time being of the Company, and “Director” means any one of them;

“Business” has the meaning ascribed to it in Clause 3.1;

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Malaysia and the United States of America;

“CEO” means Chief Executive Officer;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Completion Date” means the date falling ten (10) Business Days after fulfilment (or waiver) of all conditions precedent in the SPA (or such other date as may be agreed in writing between the Vendors and the Investor);

“Constitution” means the constitution / memorandum and articles of association of the Company;

“Continuing Shareholders” has the meaning ascribed to it in Clause 13.6.3;

“control” means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, and references to the term “controlled by”, “controls” or “under common control with” shall be construed accordingly;

“Deed of Ratification and Accession” means a deed of ratification and accession substantially in the form set out in Schedule 4;

“Dispute” has the meaning ascribed to it in Clause 30.6;

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“Effective Date” means the Completion Date;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of Law);

“Expert Valuer” has the meaning ascribed to it in Clause 16.1;

“Existing Shareholder(s)” refers to TNG and the other shareholders of the Company (if any) excluding the Investor;

“Fair Value” has the meaning ascribed to it in Clause 16.3;

“First Offer Period” has the meaning ascribed to it in Clause 13.6.1;

“Governmental Authority” means any federal, state, provincial, municipality, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organisation or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organisation or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

“Group” means the Company and its subsidiaries, taken as a whole, and “Group Company” means any one of them;

“Head of Audit” has the meaning ascribed to it in Clause 6.9.1;

“Immediate Family Member” means, in relation to a person who is a natural person, such person’s spouse, child or stepchild;

“Indemnified Party” has the meaning ascribed to it in Clause 17.1;

“Independent Director” means a director who is independent under all applicable laws, orders, regulations and/or guidelines as may be prescribed from time to time, including without limitation the Guidelines on Governance and Operational Requirements on Conduct of Money Services Businesses and any orders and/or guidelines made by BNM on independent directors that are specifically applicable to money services business operators;

“Internal Audit Department” has the meaning ascribed to it in Clause 6.9.1;

“Investment Holding Company” means a company in which a Shareholder holds the entire issued share capital and over which that Shareholder exercises control;

“Investor Directors” means the Directors nominated by the Investor and appointed and maintained in office as a director of the Company, and “Investor Director” means any one of them;

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“Investor Director Consent” means the prior written consent of at least one (1) Investor Director;

“Intellectual Property” means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get-up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“IPO” means initial public offering;

“Key Employees” refers to Sia Hui Chek, Lee Yuan Hui and Teo Wei Min;

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, and “Laws” shall be construed accordingly;

“Liquidity Event” shall mean:

(i)	a liquidation, dissolution or winding up of the Company;

(ii)	a consolidation, merger, scheme of arrangement or amalgamation of the Company with or into any other corporation or corporations or non-corporate business entity or any other corporate reorganisation, in which the Shareholders immediately prior to such consolidation, merger or reorganisation, own less than a majority of the surviving or acquiring entity’s voting power immediately after such consolidation, merger or reorganisation;

(iii)	a sale, lease or disposition of all or substantially all of the assets of the Company; or

(iv)	a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

“Money Services Business Licence” means the licence issued by BNM to the Company pursuant to the Money Services Business Act 2011 (Act 731 of Malaysia) and any orders and/or guidelines made by BNM thereunder, for the conduct by the Company of its money services business;

“Management” has the meaning ascribed to it in Schedule 2;

“New Securities” means any Shares in the capital of the Company or any Group Company or other securities convertible into, or carrying the right to subscribe for, Shares in the capital of the Company or the capital of any Group Company;

“Notice” has the meaning ascribed to it in Clause 29.1;

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“Permitted Transferee” has the meaning ascribed to it in Clause 12.1;

“Potential Purchaser” has the meaning ascribed to it in Clause 22.3;

“Proposed Transfer” has the meaning ascribed to it in Clause 14.1;

“Proposed Transferee” has the meaning ascribed to it in Clause 14.1;

“Relevant Capacity” has the meaning ascribed to it in Clause 7.4.1;

“Relevant Period” has the meaning ascribed to it in Clause 7.4.2;

“Relevant Personnel” has the meaning ascribed to it in Clause 7.4.3;

“Relevant Territories” has the meaning ascribed to it in Clause 7.4.4;

“Ripple Executive Officer” has the meaning ascribed to it in Clause 6.2;

“Ripple Executive Officer Service Agreement” has the meaning ascribed to it in Clause 6.7;

“RM” means ringgit, the lawful currency of Malaysia;

“Rules” has the meaning ascribed to it in Clause 30.6;

“Sale Shares” has the meaning ascribed to it in Clause 13.2.1;

“Second Offer Period” has the meaning ascribed to it in Clause 13.6.3;

“Seller” has the meaning ascribed to it in Clause 13.2;

“Selling Shareholder” has the meaning ascribed to it in Clause 14.1;

“Share” means any ordinary share in the capital of the Company, and “Shares” shall be construed accordingly;

“Shareholder” means any shareholder of the Company from time to time who is a party to this Agreement;

“Shareholding Percentage” means in relation to any Shareholder and at any time, means the total number of issued Shares (on an as-if converted basis) registered in the name of that Shareholder in the register of members at that time expressed as a percentage of all the issued Shares in the Share capital of the Company (on an as-if converted basis) as at that time, and “Shareholding Percentages” shall be construed accordingly. The Shareholding Percentage of each Shareholder (i) on the Completion Date is specified against its name in column (2) of Schedule 1;

“Shareholder Reserved Matters” means the matters set out in Part 1 of Schedule 2;

“SPA” has the meaning ascribed to it in Recital B;

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“SPA Sale Shares” means the 66,977 Shares owned by the Vendors, representing forty percent (40%) of all of the Shares of the Company;

“Subscribers” has the meaning ascribed to it in Clause 9.3;

“Subscription Period” has the meaning ascribed to it in Clause 9.1;

“Subsequent Subscription Period” has the meaning ascribed to it in Clause 9.3.1;

“Tag-Along Notice” has the meaning ascribed to it in Clause 14.1;

“Tag-Along Offer Change” has the meaning ascribed to it in Clause 14.3;

“Tag-Along Shares” has the meaning ascribed to it in Clause 14.1;

“Tag Transferees” has the meaning ascribed to it in Clause 14.1;

“Third Offer Period” has the meaning ascribed to it in Clause 13.6.4;

“TNG” means TNG Fintech Group Inc.;

“Transfer Notice” has the meaning ascribed to it in Clause 13.2;

“Transfer Price” has the meaning ascribed to it in Clause 13.2.3;

“US$” or “US Dollars” means United States dollars, the lawful currency of the United States of America;

“Vendors” means Sia Hui Yong, Mohammad Hassan Rasheed Gharaybeh and Impiro Asia Ltd collectively; and

“Wrongful Act” means any actual or alleged breach of duty, breach of trust, neglect, error, misstatement, misleading statement, omission, breach of warranty or authority or any other thing done by any person, or any liability asserted against such person solely because of their status as a director or officer of a Group Company (including Director), but excludes any act committed by a Director with the intention of defrauding such Group Company or the Shareholders.

1.2	In this Agreement, unless the context otherwise requires:-

(a)	references to Recitals, Clauses and Schedules are to be construed as references to the recitals, clauses and schedules to this Agreement and references to this “Agreement” include its Schedules. References to Paragraphs and Parts are to paragraphs and parts of the Schedules;

(b)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

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(c)	references to a “person” shall be construed as including references to an individual, firm, company, corporation, partnership, association, limited liability partnership, joint venture, limited liability company, unincorporated organisation (whether or not having separate legal personality), business trust, trust, governmental or quasi-Governmental Authority, any State, any agency or body or other entity or organisation thereof. Any reference to “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re- enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced. References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision;

(e)	headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f)	references to any agreement or document, including this Agreement, shall include such agreement or document as the same may from time to time be amended, modified or supplemented;

(g)	any reference to “procure” shall mean an absolute obligation and not a reasonable obligation to cause or bring about;

(h)	any reference to “accounts” shall include the relevant balance sheets, statements of income and retained earnings and shareholders’ equity and cash flow statements together with all documents which are or would be required by Law to be annexed to the accounts of the company concerned to be laid before the company in general meeting for the accounting reference period in question;

(i)	references to “writing” or “written” includes any non-transitory form of visible reproduction of words;

(j)	references to any party shall include its permitted assigns and transferees, and its successors-in-title and personal representatives;

(k)	references to an Investor Director shall include any alternate appointed to act in his place from time to time;

(l)	references to “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Companies Act;

(m)	unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”;

(n)	references to a person connected with or to another person shall be interpreted within the meaning of “connected person” as defined in Section 2 of the Securities and Futures Act, Chapter 289 of Singapore;

(o)	the expression “register of members” refers to the register of members of the Company kept and maintained by the Company pursuant to Section 50 of the Companies Act 2016, Act 777 of Malaysia;

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(p)	except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties;

(q)	references to those of the Parties that are individuals include their respective legal personal representatives;

(r)	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(s)	unless the context otherwise requires, a reference to a time of day is a reference to Singapore time. Except where otherwise expressly provided, where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day; and

(t)	in this Agreement, all currency values shall use RM as the base currency, and all US$- denominated figures are based on an exchange rate of RM 1: US$0.23.

1.3	Except where the context otherwise requires, Clauses which refer to the “Company” shall apply mutatis mutandis to the subsidiaries of the Company which have been or which may from time to time be established.

1.4	The Interpretation Act, Chapter 1 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

2.	Implementation of this Agreement

2.1	The Parties shall use all means reasonably available to them (including their voting power, direct or indirect, in relation to the Company) to ensure that the Company and each Group Company and any Director nominated or appointed by them (and any alternate to such Director):

2.1.1	implement and comply with the provisions of this Agreement; and

2.1.2	comply with the Constitution and all applicable Laws and conditions of any licence, permit or consent by which the Company or any Group Company is bound at all times,

provided that at all times, the Directors shall not be compelled to take any action that will result in breach of their duties under Law (including their fiduciary duties to the Company or any Group Company) as a Director of the Company or any Group Company.

2.2	The Parties shall co-operate in good faith and execute such further documents and take such other action as may be reasonably required in order to give full effect to the provisions and intent of this Agreement.

2.3	The obligations of the Shareholders under this Agreement shall take effect on and from the Effective Date, unless otherwise stated.

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3.	Business of the Group

3.1	The principal activity of the Group shall be the provision of a cross-border payments processing hub that supports business payments, mass payout, payment collection, money transfer and mobile top up, and such other businesses as may be incidental thereto, or as may be approved in accordance with the terms of this Agreement (“Business”).

3.2	Good Faith

3.2.1	All transactions entered into between each Shareholder (including its respective Affiliates) and the Group shall be conducted in good faith.

3.2.2	Each Party shall at all times act in good faith towards the other with respect to its obligations in this Agreement and any dispute that may arise hereunder.

3.3	Arm’s length dealings

Any dealings between the Company or any Group Company, and any of the Shareholders or any of their Affiliates shall be on normal arm’s length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

4.	Board of Directors

4.1	Number: The Board of each Group Company shall consist of not more than five (5) Directors or such number of Directors as may be agreed by the Shareholders.

4.2	Composition:

The members of the Board of each Group Company shall, on and from the Completion Date, initially comprise five (5) Directors to be appointed by the Shareholders as at the Completion Date in accordance with the terms of this Agreement as follows:

4.2.1	three (3) Directors appointed by TNG; and

4.2.2	two (2) Investor Directors;.

The Parties undertake to use their best endeavours to ensure that the composition of the Board, including the board of directors of each Group Company shall be in accordance with all applicable laws, orders, regulations and/or guidelines as may be prescribed from time to time, including without limitation the Guidelines on Governance and Operational Requirements on Conduct of Money Services Businesses and any orders and/or guidelines made by BNM on independent directors that are specifically applicable to money services business operators.

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4.3	Right of Appointment and Removal

4.3.1	The right of appointment conferred on a Shareholder under Clause 4.2 shall include:

(a)	the right of that Shareholder to remove at any time, in its absolute discretion, from office such person so appointed by the Shareholder as Director and the right of that Shareholder at any time and from time to time determine, in its sole and absolute discretion, the period during which such person shall hold the office of Director; and

(b)	upon such Director’s removal, whether by the Shareholder or by such Director’s resignation, to appoint another Director in his place in its sole and absolute discretion.

4.3.2	Any appointment and removal of a Director in accordance with Clause 4.3 shall be by written notice from the appointing Shareholder to the Company which shall, unless the contrary intention appears, take effect on delivery at the Company’s registered office or at any meeting of the Board.

4.3.3	The Shareholders and the Company agree and acknowledge that the Investor Directors shall be entitled to report all matters concerning the Company and/or any Group Company, including but not limited to, matters discussed at any Board meeting, to the Investor, and the Investor Directors may take advice and obtain instructions from the Investor. In addition, the Shareholders acknowledge that where any Director is nominated for appointment by any Shareholder under a right conferred by this Agreement, that Director in performing any of his duties or exercising any power, right or discretion as a Director, shall be entitled to have regard to and represent the interests of his nominator and to act on the wishes of his nominator except in a particular case where no honest and reasonable director may hold the view that in so doing the Director was acting bona fide in the best interests of the Company. The Investor Directors shall be under no obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to him expressly in his capacity as a Director.

4.4	Meetings of Directors

4.4.1	Board meetings will be held at such times as the Board shall determine necessary to discharge its duties but in any case, and in any event no less than four (4) times in each calendar year and at least once every three (3) calendar months, unless otherwise decided by the Board.

4.4.2	The quorum at a meeting, or adjourned meeting, of the Board necessary for the transaction of any business of the Company or any Group Company shall be any two (2) Directors, including at least one (1) Director appointed by TNG and one (1) Investor Director. In the event that a meeting of Directors duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and at the same place on such date as may be notified to the Directors and at least five (5) Business Days’ prior notice shall be given to the Board in relation to such adjourned meeting. If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be adjourned to the same day in the next week at the same time and/or place as the chairman may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, any three (3) Directors present shall form a quorum. For the avoidance of doubt, once a Director is present at a Board meeting, whether such Director is physically present at the meeting or participating in the meeting in accordance with Clause 4.4.3, such Director shall be deemed to be present for the remainder of the meeting for the purposes of determining quorum even if such Director subsequently leaves.

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4.4.3	A meeting or adjourned meeting of the Directors may consist of a conference between the Directors, some or all of whom are in different places provided that each Director who participates is able:

(a)	to hear (or otherwise receive real time communications made by) each of the other participating Directors addressing the meeting; and

(b)	if he so wishes, to be heard by and to address all of the other participating Directors simultaneously (or otherwise communicate in real time with them),

whether directly, by conference telephone or by any other form of communications equipment (whether or not in use when this Agreement was executed) or by a combination of those methods.

4.4.4	A quorum or adjourned meeting for a meeting of Directors held by conference is deemed to be present if the conditions of Clause 4.4.3 are satisfied in respect of at least the number of Directors required to form a quorum subject to Clause 4.4.2 and the Constitution.

4.4.5	A meeting or adjourned meeting held as described in Clause 4.4.3 is deemed to take place at the place where the largest group of participating Directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates.

4.4.6	The Company shall send to the Investor and each Director (in electronic form if so required):

(a)	reasonable advance notice of each meeting of the Board (being not fewer than fifteen (15) Business Days), such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(b)	as soon as practicable after each meeting of the Board a copy of the minutes.

4.4.7	Save with the Investor Director Consent, no business that is not specified in the agenda referred to in Clause 4.4.6 shall be transacted at any meeting of the Board.

4.4.8	The Company shall reimburse each Director with reasonable costs and out-of-pocket expenses incurred by them in respect of attending meetings of the Company or any Group Company or carrying out authorised business on behalf of the Company or any Group Company.

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4.4.9	Subject to Clause 8 and Clause 4.4.2, whilst the Board will always make best efforts to arrive at a consensus decision at the Board meetings, all resolutions of the Board shall be carried by a simple majority of votes.

4.4.10	A resolution in writing signed by all the Directors shall be valid and effectual as if it had been passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one (1) or more Directors. Such resolution in writing shall be effective as of the date of the resolution, or if the resolution is signed in two (2) or more counterparts, as of the last date appearing on the counterparts. For the purpose of this Clause 4.4.10, the approval of a Director may be given by letter or in electronic form via electronic mail.

4.5	Chairman: The chairman of the Board shall be appointed by TNG. Other than the vote that a chairman shall be entitled to as a Director, the chairman of the Board shall not be entitled to a casting vote at any meeting of the Board.

5.	Shareholders’ Meeting

5.1	Shareholders’ meetings shall be convened and held at such time as deemed necessary by each Group Company and/or the Shareholders, in any case, at least one (1) time a year. In case the Company or each Group Company fails to convene a Shareholders’ meeting for more than one (1) calendar year prior to the immediately-preceding Shareholders’ meeting, any Shareholder with more than ten percent (10%) of Shareholding Percentage shall be entitled to call for and convene any Shareholders’ meeting.

5.2	The first Shareholders’ meeting shall be convened within thirty (30) calendar days after the Effective Date for the purpose of approving the draft constitution of the Company as revised for purposes of aligning with this Agreement, and resolving the issues raised by BNM.

5.3	No business shall be transacted at any Shareholders’ meeting, or adjourned Shareholders’ meeting, unless a quorum is present. A quorum for all meetings of Shareholders shall require the presence of at least two (2) Shareholders (including the Investor) present in person or by proxy or corporate representative.

5.4	Unless otherwise consented by the Shareholders, fourteen (14) calendar days’ notice of the Shareholders’ meeting, or twenty one (21) calendar days’ notice of the Shareholders’ meeting where any special resolution is to be approved, shall be given to all Shareholders. If the quorum specified above is not present, the meeting shall stand adjourned to the time and place on such date as may be notified to the Shareholders and at least five (5) Business Days’ prior notice shall be given to the Shareholders in relation to such adjourned meeting (the “First Adjourned Meeting”). If the quorum specified above is not present at the First Adjourned Meeting, the First Adjourned Meeting shall stand adjourned to the time and place on such date as may be notified to the Shareholders and at least five (5) Business Days’ prior notice shall be given to the Shareholders in relation to such adjourned meeting (the “Second Adjourned Meeting”).

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5.5	A meeting or adjourned meeting of the Shareholders may consist of a conference between the Shareholders, some or all of whom are in different places provided that each Shareholder who participates is able:

5.5.1	to hear (or otherwise receive real time communications made by) each of the other participating Shareholders addressing the meeting; and

5.5.2	if he so wishes, to be heard by and to address all of the other participating Shareholders simultaneously (or otherwise communicate in real time with them),

whether directly, by conference telephone or by any other form of communications equipment (whether or not in use when this Agreement was executed) or by a combination of those methods.

5.6	A quorum for a meeting or adjourned meeting of Shareholders held by conference is deemed to be present if the conditions of Clause 5.5 are satisfied in respect of at least the number of Shareholders required to form a quorum subject to Clause 5.3 and the Constitution.

5.7	Subject to Clause 8 and Clause 5.3, all resolutions of the Shareholders (other than special resolutions) shall be adopted by a simple majority of the total issued voting shares of the Company and all special resolutions shall be adopted by not less than seventy-five per centum (75%) of the total issued voting shares of the Company.

5.8	A resolution in writing signed by all the Shareholders shall be as valid and effectual as if it had been passed at a Shareholders’ meeting duly called and constituted in accordance with the Constitution and this Agreement.

6.	Executive Officers

6.1	The Investor and TNG shall each have the right to nominate candidates to be the CEO of the Company and any Group Company (and any successors), and such CEO (and any successors) shall be appointed by the Board pursuant to Clause 8. Unless the nominated CEO is not approved by BNM for any reason whatsoever as part of its regulatory review in relation to the Company’s Money Services Business Licence with BNM, the Board shall, and the Parties shall procure that the Board shall, co-operate in good faith and take such action as may be reasonably required in order to appoint the CEO, and any consent required for such appointment shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, TNG undertakes to consider:

6.1.1	the Investor’s nominated candidates for CEO in accordance with the foregoing; and

6.1.2	any issues, concerns or objections raised by the Investor to any CEO candidate nominated by TNG,

in good faith in accordance with Clause 3.2 herein.

6.2	The Investor shall have the sole and absolute right to appoint one (1) executive officer (“Ripple Executive Officer”) to be employed by the Company, who shall report to the CEO of the Company. The initial Ripple Executive Officer shall be appointed by the Investor as at the Effective Date.

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6.3	The right of appointment conferred on the Investor under Clause 4.2 shall be separate and independent of the right of appointment conferred on the Investor under Clause 6.2, and the Ripple Executive Officer and Investor Director may be separate persons or the same person, as may be determined by the Investor.

6.4	The right of appointment conferred on the Investor under Clause 6.2 shall include the right of the Investor, in its sole and absolute discretion, to remove at any time from office such person appointed by the Investor as the Ripple Executive Officer, and the right of the Investor, at any time and from time to time determine, in its sole and absolute discretion, the period during which such person shall hold the office of such Ripple Executive Officer.

6.5	Each appointment or removal of the Ripple Executive Officer pursuant to this Clause 6 shall be in writing and signed by or on behalf of the Investor and delivered to the Company as soon as reasonably practicable.

6.6	Whenever for any reason a person appointed by the Investor ceases to be the Ripple Executive Officer, the Investor shall be entitled to nominate and appoint forthwith the successor Ripple Executive Officer in accordance with the right of appointment conferred on the Investor in Clause 6.2.

6.7	The Ripple Executive Officer shall enter into an executive service agreement (“Ripple Executive Officer Service Agreement”) with the Company prior to his appointment, in form and substance satisfactory to the Investor, in its sole and absolute discretion, setting out the terms of employment, including but not limited to, the market-competitive compensation to be paid by the Company to the Ripple Executive Officer and the full job scope and authority of the Ripple Executive Officer. The Company shall enter into a Ripple Executive Officer Service Agreement with the initial Ripple Executive Officer in Clause 6.2 on or prior to the Effective Date.

6.8	The Ripple Executive Officer shall be responsible for, inter alia, the following matters:

6.8.1	instituting the strategy of employing RippleNet and the Investor’s On Demand Liquidity product to reduce customer’s prefunding requirements;

6.8.2	overseeing strategic product matters, including but not limited to, the product roadmap, geographic expansion, quality, pricing and capital;

6.8.3	a signatory of material bank transactions of the Company, where “material” means more than US$100,000;

6.8.4	migrating customers to RippleNet and selling the Investor’s working capital solution;

6.8.5	determining the pricing strategy to reposition the Company for the purpose of accelerating volume growth;

6.8.6	negotiating commercial terms with payout partners, including but not limited to banks and payment companies; and

6.8.7	defining geographic expansion strategy and prioritising new geographical markets.

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6.9	Internal audit

6.9.1	TNG and the Investor agree to set up an internal audit department (the “Internal Audit Department”) in the Company and appoint a head of the Internal Audit Department (“Head of Audit”) within 60 days after the Effective Date. Subject to applicable Laws, TNG shall be entitled to nominate the Head of Audit, and such Head of Audit shall be appointed by the Board pursuant to Clause 8. Unless the appointment of the nominated Head of Audit is objected to by BNM or such other relevant regulatory authority for any reason whatsoever as part of its regulatory review in relation to the Company’s Money Services Business Licence with BNM, the Board shall, and the Parties shall procure that the Board shall, co-operate in good faith and take such action as may be reasonably required in order to appoint the Head of Audit, and any consent required for such appointment shall not be unreasonably withheld or delayed.

6.9.2	The Head of Audit shall report directly to the Board on at least a quarterly basis, or from time to time whenever necessary, as determined by the Board.

6.9.3	The Head of Audit shall enter into an employment agreement with the Company prior to his/her appointment, in form and substance satisfactory to the Board, setting out the terms of his/her employment, including but not limited to the market-competitive compensation to be paid by the Company to the Head of Audit and the full job scope and authority of the Head of Audit.

6.9.4	The Internal Audit Department shall be responsible for, inter alia, the following matters:

(a)	to conduct customary internal audit exercises from time to time, and at least half yearly, to review the Company’s internal control environment especially on its financial, operational and technological areas; and

(b)	to conduct an annual operational and financial audit assessment covering:

(i)	adherence of sound corporate governance principles in accordance with the terms herein;

(ii)	management of pre-funding and customer deposit;

(iii)	technology risk management;

(iv)	financial auditing, reporting and treasury management; and

(v)	human resources and personnel management matters customarily covered in internal audit functions.

7.	Undertakings

7.1	Restrictive Covenants:

7.1.1	Each Existing Shareholder covenants with the Investor and the Company that he/it shall not, in any Relevant Capacity, directly or indirectly, during the Relevant Period:

(a)	acquire, carry on, be engaged in or be economically interested in or assist any person in carrying on any business in any of the Relevant Territories, which is of the same or similar type to the Business or which is in competition with the Business of any Group Company, save and except for the pre-existing businesses that are being operated by any Existing Shareholder immediately prior to the Effective Date, as disclosed in Schedule 5 herein;

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(b)	make use of any business opportunity relating to the Business that it is aware of, which should be first presented to the Company, for the benefit of itself or any of its Affiliates, without first informing the Company of, and presenting to the Company, the business opportunity and providing such information it is aware of to the Company for it to evaluate the business opportunity; or

(c)	refer to itself or any of its Affiliates any business opportunities relating to the Business that are presented or made available to the Company, without first presenting to the Company.

7.1.2	Each Existing Shareholder covenants with the Investor and the Company that it shall not, in any Relevant Capacity, directly or indirectly, during the Relevant Period:

(a)	solicit with a view to the employment or engagement of, or employ or engage, any Relevant Personnel, whether as employee or consultant;

(b)	otherwise induce or persuade, or seek to induce or persuade, any Relevant Personnel to leave or terminate his/its employment, service or engagement with the Company or any Group Company; or

(c)	solicit or assist any person in soliciting the custom of any person who is or has been at any time during the term of this Agreement, a customer of any Group Company, for the purpose of offering to such customer, goods or services competing with those of the Business, notwithstanding that such customer may have been a customer of the Shareholder prior to the date of this Agreement.

7.2	Reasonableness: Each restriction set out in Clause 7.1 is separate and distinct and is to be construed separately from the other restrictions. Each Existing Shareholder hereby acknowledges and agrees that it considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each such restriction are no greater than are reasonable and necessary for the protection of the interest of the Investor or the goodwill of the Business of the Group and that the participation of the Investor as a Shareholder of the Company takes into account and adequately compensates it for any restriction or restraint imposed thereby. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

7.3	Exclusions: Nothing contained in Clause 7.1 precludes or restricts an Existing Shareholder from:

7.3.1	holding or having an interest in the shares or other securities of a company traded on a recognised securities exchange so long as such shares or other securities is not more than three (3) percent of the issued share capital of such company or the relevant class of securities; or

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7.3.2	holding or having an interest in any securities of any company, or carrying out or doing any acts, activities or undertakings otherwise restricted by in Clause 7.1, if the Investor’s consent has been obtained. For the avoidance of doubt, the Investor’s consent may be subject to conditions or, upon election by the Investor, withdrawn at any time.

7.4	Definitions: For the purpose of Clause 7.1:

7.4.1	“Relevant Capacity” means for his own account or for that of any person, firm or company (other than any Group Company) and whether through the medium of any company controlled by him or as principal, partner, director, employee, consultant or agent, and whether directly or indirectly, either alone or jointly with any other person;

7.4.2	“Relevant Period” means, in relation to each Existing Shareholder, the period during which such Existing Shareholder is and remains a Shareholder and for a period of one (1) year after such Existing Shareholder ceases to be a Shareholder;

7.4.3	“Relevant Personnel” means, in relation to each Existing Shareholder, any person who is or was during the one (1) year period prior to the end of the Relevant Period, employed at a managerial or senior level, or engaged as a consultant, by the Company or any Group Company, and with whom such Existing Shareholder shall have had dealings during such one (1) year period prior to the end of the Relevant Period; and

7.4.4	“Relevant Territories” means Malaysia, Singapore, Indonesia, the United Kingdom and such other territory or region where the Company or any Group Company operates during the period where such Existing Shareholder is and remains a Shareholder.

7.5	Conduct of Business: The Company shall promote the best interests of the Group and ensure that the Business is conducted in accordance with good business practice.

7.6	Other Undertakings: The Company undertakes, and the Existing Shareholders severally and jointly undertake to the Investor to procure, so far as it is within their respective power to do so, that the Company and/or the Group as a whole will comply with the requirements set out in Schedule 3.

7.7	Warranties: Each Party represents, warrants and undertakes to the other Parties as follows:

7.7.1	where it is a corporation, it is a duly organised and validly existing corporation under the Laws of the relevant jurisdiction, and has full corporate power and authority to enter into and give effect to its obligations under this Agreement;

7.7.2	all actions, conditions and things required to be taken, fulfilled or done (including the obtaining of any necessary consents and permits) in order (i) to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (ii) to ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled or done;

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7.7.3	no order has been made or petition presented for its bankruptcy or insolvency;

7.7.4	no composition in satisfaction of its debts, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members of any class of its creditors and/or members, has been proposed, sanctioned or approved;

7.7.5	no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of its property, assets and/or undertaking;

7.7.6	its obligations under this Agreement are valid, binding and enforceable;

7.7.7	at the time of entering this Agreement, it is not in receivership or liquidation or judicial management or any analogous situation; and

7.7.8	each Party is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any other person.

7.8	Information Rights

7.8.1	The Company shall prepare management accounts (in such form as the Investor shall require from time to time) for each fiscal quarter and shall deliver such quarterly management accounts to the Investor and the Board within thirty (30) calendar days after the end of each fiscal quarter. The Company shall also prepare management accounts (in such form as the Investor shall require from time to time) for any financial period as may be required by the Investor from time to time, and shall deliver such management accounts to the Investor and the Board within thirty (30) calendar days from the date of notification of such requirement by the Investor to the Company.

7.8.2	The Company shall prepare an annual budget and forecast for each financial year (in such form as the Investor shall require from time to time) that shall be approved by the Board (in accordance with Clause 8) and delivered to the Investor at least thirty (30) calendar days prior to the beginning of each financial year of the Company (the “Annual Budget”).

7.8.3	The latest audited financial statements of the Group for each financial year shall be delivered to the Investor within ninety (90) calendar days after the end of the relevant financial year.

7.8.4	The latest unaudited quarterly financial statements of the Group shall be delivered to the Investor within sixty (60) calendar days after the end of the financial quarter.

7.8.5	The Investor may, from time to time and acting reasonably, request additional information regarding the Company, its businesses or operations and the Company shall provide the Investor with such other reasonable information within ten (10) Business Days of the Investor requesting such information in writing.

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7.8.6	The Company shall promptly provide the Investor and the Board with written notice containing full details of any offer or proposed offer it may receive from time to time (whether in writing or orally) from any person desiring or offering to acquire any Shares, assets and properties of the Company.

7.8.7	The Company shall furnish as soon as reasonably practicable to any Director, or permit any Director (and/or his/their alternate, designee or assignee), upon prior appointment and during normal business hours to visit, inspect and examine, the Company’s properties, books, documents, records, correspondences, including but not limited to, Governmental Authorities and regulators, financial statements (audited or unaudited), management accounts and any information related to the Company’s and the Group’s properties, assets, affairs, business and operations, and to discuss the affairs of the Company with its Management. Such visit shall include but is not limited to any onsite audit of the Company, and the Company shall facilitate such audit by providing the information or documents required by the auditors, including but is not limited to, copies to any Director and/or his alternate, designee or assignee and responding to the auditor’s enquiry(ies).

7.9	Investor tax reporting obligations: The Company and TNG hereby undertakes and shall procure that each Group Company shall provide reasonable assistance to the Investor, at the Investor’s expense, with respect to the Investor’s tax reporting obligations in the United States of America, and to provide all information reasonably requested by the Investor for preparation of its tax reports, including, without limitation, annual financial information in the form provided in Exhibit 1 hereto (or in such other form as may be required by applicable law) related to the Company’s classification for “passive foreign investment company” purposes, as soon as reasonably practicable following the end of each taxable year of the Investor. The Investor will pay, where reasonably incurred, all costs, expenses and fees, including all fees of external legal counsel, accountants and valuators as a Group Company may hire, acting reasonably, to assist such Group Company in its completion of Exhibit 1, the provision of information to the Investor pursuant to this Clause 7.9 and the analysis of the Company’s status from time to time as a “passive foreign investment company”. All costs, expenses and fees to be incurred by any Group Company shall be subject to the Investor’s pre-approval prior to such Group Company incurring such costs, expenses, and fees.

8.	Reserved Matters

8.1	The Shareholders hereby undertake to and with each other, and shall procure the Company, as far as they lawfully can, that no action is taken or resolution passed by the Company or any Group Company in respect of:

8.1.1	those matters set out in Part 1 of Schedule 2, save with the consent of the Investor;

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8.1.2	those matters set out in Part 2 of Schedule 2, save with the prior consent of at least one (1) Investor Director (whether written or at a meeting of Directors convened, in accordance with the terms contained herein to make a decision on such matter).

9.	Pre-Emption Rights over New Allotments or Issuances of New Securities

9.1	If the Company proposes to allot or issue any New Securities, those New Securities shall not be allotted or issued to any person unless the Company has in the first instance offered them to the Investor on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu basis. The offer shall be in writing, be open for acceptance from the date of the offer to the date thirty (30) Business Days after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities and date by which payment of the aggregate amount shall be paid.

9.2	The Investor shall be entitled to nominate any of its Affiliates for the purposes of acquiring all or part of such allocation of New Securities under this Clause 9 and the Company undertakes to issue the New Securities to the Investor’s nominee in accordance with the Investor’s election.

9.3	If, at the end of the Subscription Period, the number of New Securities applied for by the Investor is less than the number of New Securities, such number of New Securities applied for by the Investor shall be allotted to the Investor, and the balance of the New Securities less any amount of New Securities applied for by the Investor (“Balance Securities”) shall be offered to the other Shareholder(s) (“Subscribers”) on a pari passu and pro rata basis to the number of Shares held by those Shareholders (as nearly as may be without involving fractions). The offer:

9.3.1	shall be in writing, be open for acceptance from the date of the offer to the date thirty (30) Business Days after the date of the offer (inclusive) (the “Subsequent Subscription Period”) and give details of the number and subscription price of the Balance Securities and date by which payment of the aggregate amount shall be paid; and

9.3.2	may stipulate that any Subscriber who wishes to subscribe for a number of Balance Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess Balance Securities for which they wish to subscribe.

9.4	If, at the end of the Subsequent Subscription Period, the number of Balance Securities applied for by the Subscribers is:

9.4.1	equal to or exceeds the number of Balance Securities, the Balance Securities shall be allotted to the Subscribers who have applied for Balance Securities on a pro rata basis to the number of Shares held by such Subscribers which procedure shall be repeated until all Balance Securities have been allotted (as nearly as may be without involving fractions or increasing the number allotted to any Subscriber beyond that applied for by it); or

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9.4.2	less than the number of Balance Securities, the Balance Securities shall be allotted to the Subscribers in accordance with their applications and any remaining Balance Securities shall be offered to the other Shareholders, including the Investor, who have subscribed for their full entitlement and shall for a further period of fourteen (14) Business Days following the Subsequent Subscription Period have the option but not obligation to subscribe for all the remaining Balance Securities.

9.5	For the avoidance of doubt, if the remaining Balance Securities in Clause 9.4.2 are not so accepted within fourteen (14) Business Days following the Subsequent Subscription Period, such offer shall be deemed to have been declined and Clause 9.6 shall apply.

9.6	Any remaining New Securities not accepted for purchase under Clauses 9.4 may be offered to subscription to other third-party investor(s) on terms and conditions and at a price not more favourable than those offered under Clause 9.1, provided that such investor(s) agrees to be bound by the terms of this Agreement as if it was an original party hereto by the investor signing the Deed of Ratification and Accession.

9.7	Notwithstanding any other provision of this Clause 9, the provisions of Clauses 9.1 to 9.6 shall not apply to:

9.7.1	options to subscribe for Shares under any duly approved and established share option plan(s) of the Company and Shares issued upon the exercise of such options provided always that such share option plans have been approved and established in accordance with the provisions of this Agreement;

9.7.2	Shares in the capital of the Company issued upon the exercise or conversion of outstanding New Securities that have been issued or granted in accordance with the Constitution or this Agreement;

9.7.3	New Securities issued or granted in order for the Company to comply with its obligations under the Constitution or this Agreement;

9.7.4	New Securities issued in consideration of the acquisition by the Company of any company or business which has been approved in writing by the Shareholders in accordance with Clause 8.1.1;

9.7.5	New Securities which the Shareholders have agreed in writing in accordance with Clause 8.1.1 should be issued without complying with this Clause 9; and

9.7.6	New Securities issued as a result of a bonus issue of Shares which has been approved in writing by the Shareholders in accordance with Clause 8.1.1.

10.	Transfers of Shares

10.1	In Clauses 10 to 16, reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

10.2	No Share may be transferred unless the transfer is made in accordance with the provisions of this Agreement.

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10.3	In any case where the Board requires a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within a period of ten (10) Business Days of a demand being made, a Transfer Notice shall be deemed to have been given at the expiration of that period.

10.4	If a Transfer Notice is required to be given by the Board or is deemed to have been given under this Agreement, the Transfer Notice, unless otherwise specified in this Agreement, will be treated as having specified that:

10.4.1	the Transfer Price for the Sale Shares will be as agreed between the Board (including Investor Director Consent) (with any Director who is a Seller, appointed to the Board by the Seller or connected with the Seller, not voting) and the Seller or, failing agreement within five (5) Business Days after the date on which the Transfer Notice has been given or the Board becomes aware that a Transfer Notice has been deemed to have been given, will be the Fair Value of the Sale Shares; and

10.4.2	the Seller wishes to transfer all of the Shares held by it.

11.	Deed of Ratification and Accession for Issuances and Transfers

11.1	Notwithstanding any provision of this Agreement to the contrary, none of the Parties shall effect any transfer, mortgage, charge or other disposal of any interest in Shares nor shall the Company issue any Shares, to any person who is not a party to this Agreement without first obtaining from the transferee or subscriber a Deed of Ratification and Accession unless otherwise approved by the Board (including Investor Director Consent).

11.2	The Deed of Ratification and Accession shall be in favour of the Company and all other Parties and shall be delivered to the Company at its registered office and to all other Parties. Subject to Clause 11.1, no Share transfer or issue of Shares shall be registered by the Company unless such Deed of Ratification and Accession has been so delivered.

12.	Permitted Transfers

12.1	To the extent applicable, the restrictions on transfer of Shares contained in Clauses 13 and 14 shall not apply in the case of a transfer of all or any of the Shares owned by:

12.1.1	any Shareholder who is an individual to any Immediate Family Member or Investment Holding Company;

12.1.2	any corporate Shareholder to any of its related corporations; and

12.1.3	the Investor to any of its related corporations, Affiliates or nominees,

(each such transferee, a “Permitted Transferee”).

12.2	Following a transfer of Shares to a Permitted Transferee, the original transferring Shareholder (but not a subsequent transferor in a series of transfers to Permitted Transferees) shall remain party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares. Any Permitted Transferee agrees to be bound by the terms of this Agreement as if it was an original party hereto.

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12.3	If however at any time after a transfer of Shares is effected by a Shareholder to its Permitted Transferee, such transferee ceases to be a Permitted Transferee of the transferring Shareholder, it shall be the duty of the transferring Shareholder and such transferee to notify the Board in writing that such event has occurred and both the transferring Shareholder and such transferee shall at their own costs and expenses jointly and severally undertake to procure and ensure that all (and not some only) of the Shares held by such transferee are immediately transferred to the transferring Shareholder or another Permitted Transferee of the transferring Shareholder.

13.	Right of First Refusal

13.1	Save where the provisions of Clauses 12 and 14 apply, any transfer of Shares by a Shareholder shall be subject to the right of first refusal contained in this Clause 13.

13.2	A Shareholder who wishes to transfer Shares (a “Seller”) shall, except as otherwise provided in this Agreement, before transferring or agreeing to transfer any Shares give notice in writing (a “Transfer Notice”) to the Company specifying:

13.2.1	the number of Shares which it wishes to transfer (the “Sale Shares”);

13.2.2	the identity of the proposed third party transferee to whom it wishes to sell the Sale Shares (and if this is a corporation, (A) the place of its incorporation, (B) the name(s) of its legal and beneficial shareholder(s) and (C) the person who or which ultimately controls or owns the third party transferee, provided that in the case of the information required in item (C) above, the Seller shall only be required to provide such information as is available to the Seller subject to the Seller having undertaken due and careful inquiries);

13.2.3	the price at which the Sale Shares are to be transferred (the “Transfer Price”);

13.2.4	the other terms and conditions of such sale (if any); and

13.2.5	that the Transfer Notice is conditional on all of the Sale Shares being sold to the Investor.

13.3	Except with Investor Director Consent or as otherwise specified in this Agreement, no Transfer Notice once given or deemed to have been given under this Agreement may be withdrawn or revoked.

13.4	A Transfer Notice constitutes the Company, the agent of the Seller, for the sale of the Sale Shares at the Transfer Price.

13.5	As soon as practicable following the receipt (or deemed receipt) by the Company of a Transfer Notice (and, where the Transfer Price will be the Fair Value in accordance with Clause 10.4, the determination of the Transfer Price under Clause 16), the Board shall offer the Sale Shares for sale to the other Shareholders in the manner set out in Clause 13.6. Each offer must be in writing and give details of the Transfer Notice, including the number and Transfer Price of the Sale Shares offered.

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13.6	Offer and Application

13.6.1	The Board shall offer the Sale Shares to the Investor, inviting the Investor to apply in writing within the period from the date of the offer to the date ten (10) Business Days after the offer (inclusive) (the “First Offer Period”) for the purchase of all (or any part) of the Sale Shares.

13.6.2	If, at the end of the First Offer Period, the Investor has applied for all of the Sale Shares, the Board shall allocate the Sale Shares to the Investor.

13.6.3	If the total number of Sale Shares applied for by the Investor at the end of the First Offer Period is not all of the Sale Shares, the Board shall offer the balance of such Sale Shares (“Balance Sale Shares”) to all other Shareholder(s) (other than the Seller and the Investor), if any (the “Continuing Shareholders”), inviting the Continuing Shareholders to apply in writing within the period from the date of such invite to the date ten (10) Business Days after the invite (inclusive) (the “Second Offer Period”) for their pro rata share (based on their respective shareholding) of the Balance Sale Shares not applied for that they wish to buy.

13.6.4	If at the end of the Second Offer Period, some but not all of the Continuing Shareholders have applied for their full pro rata share of the Balance Sale Shares, the Board shall invite the Continuing Shareholders who have applied to buy their full pro rata share, to apply in writing within the period from the date of such invite to the date ten (10) Business Days after the invite (inclusive) (the “Third Offer Period”) for the maximum number of the Balance Sale Shares not applied for that they wish to buy.

13.6.5	If all of the Sale Shares have been applied for at the end of the First Offer Period, the Second Offer Period or the Third Offer Period (as the case may be), the Board shall within two (2) Business Days after the end of the First Offer Period, the Second Offer Period or the Third Offer Period (as the case may be) allocate the Sale Shares to the applicants in accordance with their applications, and in the case of any competition for the Balance Sale Shares after the Third Offer Period (where the number of Balance Sale Shares applied for exceeds the number available), the Board shall allocate the Balance Sale Shares to each relevant Continuing Shareholder who has applied for Balance Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which its existing holding of the Shares (on an as-converted basis) bears to the total number of Shares held by those Continuing Shareholders who have applied for Balance Sale Shares, which procedure shall be repeated until all Balance Sale Shares have been allocated but no allocation shall be made to a Shareholder of more than the maximum number of Balance Sale Shares which it has stated it is willing to buy.

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13.6.6	If no Sale Shares have been applied for at the end of the Second Offer Period or if the total number of Sale Shares applied for at the end of the Third Offer Period is not all of the Sale Shares (as the case may be), the Board shall within two (2) Business Days after the end of the Second Offer Period or the Third Offer Period (as the case may be) notify the Shareholders stating that the condition in Clause 13.2.5 has not been met and that the relevant Transfer Notice has lapsed with immediate effect. During the period of eight (8) weeks following such notice, the Seller shall, subject to compliance with the other provisions of this Agreement, be at liberty to sell the balance of the Sale Shares to the third party transferee stated in the Transfer Notice and at any price (not being less than the Transfer Price) and on terms not more favourable to the third party transferee than the terms set out in the Transfer Notice, except that the Seller may provide representations, warranties, covenants and indemnities customary for such transfer to the third party transferee.

13.7	Completion of Transfer

13.7.1	Upon completion of the allocation under Clause 13.6.5, the Board shall within two (2) Business Days of the completion of such allocation give written notice of the allocation (an “Allocation Notice”) to the Seller and each Shareholder to whom Sale Shares have been allocated (an “Applicant”) specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than five (5) Business Days nor more than ten (10) Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

13.7.2	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares to the Applicants in accordance with the requirements specified in it, by the delivery of duly executed transfer forms together with the relative share certificates in respect of such Sale Shares to the Applicants.

13.7.3	If the Seller fails to comply with the provisions of Clause 13.7.2:

(a)	the Company and each Director shall be constituted and shall be deemed to have been appointed the agent and attorney of the Seller with full power to:

(i)	take such actions and complete, execute and deliver, in the name and on behalf of the Seller, all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants against payment of the relevant Transfer Price to the Company; and

(ii)	(subject to the transfer being duly stamped) enter the Applicants in the register of members as the holders of the Sale Shares purchased by them; and

(b)	the Company’s receipt of the Transfer Price shall be a good discharge to the Applicants. Upon receipt of the Transfer Price, the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until it has delivered to the Company its share certificate(s) in respect of the relevant Sale Shares (or a duly executed indemnity for lost certificate in a form acceptable to the Board).

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14.	Tag-Along Right

14.1	Save where the provisions of Clause 12 applies, if at any time TNG or any Shareholder holding more than fifty percent (50%) of the Shares (“Selling Shareholder”) has received an offer, or has entered into any agreement, in relation to the transfer of any Shares (“Tag-Along Shares”) held by such Selling Shareholder (“Proposed Transfer” with the potential transferee in respect of the Tag-Along Shares referred to as the “Proposed Transferee”), after the Selling Shareholder has gone through the right of first refusal process set out in Clause 13 (if applicable) and no Sale Shares have been applied for at the end of the Second Offer Period, such Selling Shareholder shall jointly deliver to the other Shareholder(s) (“Tag Transferees”) a notice in writing (“Tag-Along Notice”) not less than thirty (30) Business Days’ notice in advance of the Proposed Transfer, and the Tag Transferees shall have the right to require that such Selling Shareholder procure that such Proposed Transferee acquires all the Shares held by the Tag Transferees, together with the acquisition of the Tag-Along Shares, on terms and conditions (including price) no less favourable to the Tag Transferees than the terms and conditions upon which the Proposed Transferee is acquiring the Tag-Along Shares from the Selling Shareholder.

14.2	The Tag-Along Notice shall specify:

14.2.1	the identity of the Proposed Transferee;

14.2.2	the price per share which the Proposed Transferee is proposing to pay;

14.2.3	the manner in which the consideration is to be paid;

14.2.4	the number and class of Shares which the Selling Shareholder proposes to sell;

14.2.5	the other terms and conditions (if applicable) of the Proposed Transfer; and

14.2.6	the address where the notice of the number of Shares which the Tag Transferees wishes to sell should be sent.

14.3	A Tag-Along Notice shall be irrevocable once delivered to the Tag Transferees by the Selling Shareholder, unless there are any changes in the terms and conditions of the Proposed Transfer (“Tag-Along Offer Change”), whether in respect of the terms and conditions (including price) thereof, the identity of the Proposed Transferee, or otherwise. In such an event, the Selling Shareholder shall deliver a notice in writing as soon as practicable of the Tag-Along Offer Change to the Tag Transferees.

14.4	Each of the Tag Transferees shall be entitled within ten (10) Business Days after receipt of the Tag-Along Notice or notice of the Tag-Along Offer Change (as the case may be), to notify the Selling Shareholder that it wishes to sell a certain number of Shares held by it at the proposed sale price, by sending a notice which shall specify the number of Shares which such Tag Transferee wishes to sell.

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14.5	Any of the Tag Transferees who does not send such a notice within such ten (10) Business Day period shall be deemed to have specified that it does not wish to sell any Shares.

14.6	Following the expiry of ten (10) Business Days from the date the Tag Transferees receive the Tag- Along Notice or notice of the Tag-Along Offer Change (as the case may be), the Selling Shareholder shall be entitled to sell to the Proposed Transferee on the terms notified to the Tag Transferees a number of Shares not exceeding the number specified in the Tag-Along Notice or notice of the Tag-Along Offer Change (as the case may be) less any Shares which the Tag Transferees have indicated they wish to sell, provided that at the same time the Proposed Transferee (or another person) purchases from the Tag Transferees the number of Shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder from the Proposed Transferee.

14.7	No sale by the Selling Shareholder shall be made pursuant to any Tag-Along Notice or notice of the Tag-Along Offer Change (as the case may be) more than sixty (60) Business Days after service of that Tag-Along Notice or notice of the Tag-Along Offer Change (as the case may be).

15.	Compulsory Transfers

15.1	A person entitled to a Share in consequence of the bankruptcy or winding up of a Shareholder shall be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Directors.

15.2	If a Share remains registered in the name of a deceased Shareholder for longer than one (1) year after the date of his death the Directors may require the legal personal representatives of that deceased Shareholder either:

15.2.1	to effect a Permitted Transfer of such Shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

15.2.2	to show to the satisfaction of the Directors that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased Shareholder.

If either requirement in this Clause 15.2 shall not be fulfilled to the satisfaction of the Directors a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that the Directors may otherwise determine.

15.3	Unless otherwise determined by the Directors, if a Shareholder which is a company either suffers or resolves for the appointment of a liquidator, judicial manager, receiver or receiver and manager over it or any material part of its assets (other than as part of a bona fide restructuring or reorganisation), the relevant Shareholder (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the Shares held by the relevant Shareholder and its Permitted Transferees.

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16.	Valuation of Shares

16.1	If no Transfer Price can be agreed between the Seller and the Board in accordance with Clause 10.4 or otherwise then, on the date of failing agreement, the Board shall appoint an expert valuer in accordance with Clause 16.2 (the “Expert Valuer”) to certify the Fair Value of the Sale Shares.

16.2	The Expert Valuer will be either:

16.2.1	the auditors of the Company from time to time; or

16.2.2	(if otherwise agreed by the Board (including the Investor Director) and the Seller) an independent firm of chartered accountants practising in Malaysia, to be agreed between the Board (including the Investor Director) and the Seller.

16.3	The “Fair Value” of the Sale Shares shall be determined by the Expert Valuer on the following assumptions and bases:

16.3.1	valuing the Sale Shares as on an arm’s-length sale between a willing seller and a willing buyer;

16.3.2	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

16.3.3	that the Sale Shares are capable of being transferred without restriction;

16.3.4	valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Sale Shares; and

16.3.5	any other factors which the Expert Valuer reasonably believes should be taken into account.

16.4	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner they shall in their absolute discretion deem fit.

16.5	The Expert Valuer shall be requested to determine the Fair Value within twenty (20) Business Days of their appointment and to notify the Board of their determination.

16.6	The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the Parties (in the absence of fraud or manifest error).

16.7	The Board will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to them agreeing to such confidentiality provisions as the Board may reasonably impose.

16.8	The Expert Valuer shall deliver their certificate to the Company. As soon as the Company receives the certificate it shall deliver a copy of it to the Seller.

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16.9	The cost of obtaining the certificate shall be paid by the Company unless the Fair Value certified by the Expert Valuer is less than the price (if any) offered by the Directors to the Seller for the Sale Shares before the Expert Valuer was instructed, in which case the Seller shall bear the cost.

17.	Director’s and Ripple Executive Officer’s Insurance and Indemnity

17.1	In consideration of the Directors and the Ripple Executive Officer (“Indemnified Parties”) being Directors and an officer of the Company (as the case may be), the Company, to the fullest extent permitted by Law, undertakes and agrees to indemnify the Indemnified Parties against all costs, charges, losses, expenses and liabilities incurred by such Indemnified Party:

17.1.1	in the execution and discharge of his duties as an officer of the Company, unless the same arises through his own negligence, fraud, default, breach of duty or breach of trust; or

17.1.2	in defending any proceedings whether civil or criminal (relating to the affairs of the Company) in which judgment is given in his favour or in which he is acquitted unless such proceedings arise through his own negligence, default, breach of duty or breach of trust.

17.2	Without prejudice to the generality of Clause 17.1 and subject to the provisions of the applicable Law, no Director, Ripple Executive Officer or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, fraud, default, breach of duty or breach of trust.

18.	Deadlock

18.1	If the Shareholders become deadlocked and are unable to take an action or pass any resolution because of a lack of quorum after three (3) consecutively called Shareholders’ meetings (including a First Adjourned Meeting and a Second Adjourned Meeting), then this state of affairs shall constitute a deadlock (the “Deadlock”).

18.2	Upon the occurrence of a Deadlock, a meeting shall be convened within thirty (30) calendar days from the date of the Second Adjourned Meeting, pursuant to which a C-suite or senior executive or director as may be nominated by each Shareholder (a “Principal”) shall discuss the matter(s) in dispute to resolve the Deadlock (a “Deadlock Meeting”). The joint decision of the Principals shall be final and binding upon the Shareholders. In the event the Shareholders are still unable to resolve the Deadlock pursuant to the Deadlock Meeting, the Shareholders shall refer the matter to arbitration under Clause 30.6.

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18.3	Each Party agrees that the status quo shall prevail with respect to any matter that is incapable of being resolved by arbitration or which is the subject of the Deadlock and agrees to continue performing its obligations under this Agreement pending the resolution of the Deadlock, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

19.	Prevalence of Agreement

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Constitution, the provisions of this Agreement shall as between the Shareholders prevail and the Company shall, and the Shareholders shall procure that the Company shall, make such necessary alterations to the Constitution to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement and as are required to remove such conflict.

20.	Termination

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the Parties agree in writing to terminate this Agreement or an effective resolution being passed or a binding order being made for the winding up of the Company other than to effect a scheme of reconstruction or amalgamation, provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any of its provisions which are expressed to continue in force after termination and save that nothing in this Clause shall release any Party from liability for breaches of this Agreement which occurred prior to its termination. For the avoidance of doubt, Clause 7 read with Schedule 3 and Clauses 19 to 30 shall survive the termination of this Agreement.

21.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

22.	Confidentiality

22.1	Confidentiality Obligations: All communications between the Company and the Shareholders or any of them and all information and other material supplied to or received by any of them from any one or more of the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Group, any information concerning the business transactions or financial arrangements of the Group or of the Shareholders or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of the Group unless:

22.1.1	the disclosure or use is required by Law, any Governmental Authority or regulatory body or any recognised securities exchange on which the shares of any Shareholder are listed;

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22.1.2	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

22.1.3	the disclosure is made to the bankers, professional advisers, consultants, related corporations or Affiliates of any Party for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 22.1 in respect of such information as if it were a party to this Agreement;

22.1.4	the information is or becomes publicly available (other than by breach of this Agreement);

22.1.5	the Party whose information is to be disclosed or used has, or all other Parties have, given prior written approval to the disclosure or use; or

22.1.6	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to Clause 22.1.1, the Party concerned shall, to the extent permitted by law, promptly notify the other Party or Parties (as the case may be) of such requirement.

22.2	Shareholders’ Obligations: Without prejudice to the generality of the foregoing, the Shareholders shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees, officers and directors and those of the Group whose duties will require them to possess any of such information, shall have access thereto, and that they shall be instructed to treat the same as confidential.

22.3	Permitted Disclosure to Potential Purchasers: Clause 22.1 shall not prohibit disclosure of any information by a Shareholder for the purpose of effecting a sale of Shares by such Shareholder, if such disclosure is made to a third party which had entered into bona fide discussions with such Shareholder to purchase such Shares (the “Potential Purchaser”), or to the professional advisers or financiers of the Potential Purchaser, and if the Potential Purchaser and such professional advisers or financiers (as the case may be) agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Group by the execution of confidentiality agreements in favour of the Company.

22.4	Obligations to Continue: The obligations contained in this Clause 22 shall endure, even after the termination of this Agreement or the transfer of a Party’s Shares, without limit in point of time except and until any confidential information enters the public domain as set out above.

22.5	Return of Confidential Information: A Party which ceases to be a Shareholder shall thereupon hand over to the Company and/or the other Shareholders (as the case may be) all confidential information, documents and correspondence belonging to or relating to the business of the other Shareholders or the Company and/or its Affiliates and shall, if so required by the Company and/or the other Shareholders (as the case may be), certify that it has not kept any records or copies thereof.

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22.6	Injunctive Relief: Each Shareholder agrees and acknowledges that any breach or threatened breach by it of this Clause 22 may cause irreparable injury to the other Parties for which monetary damages would be an inadequate remedy and that, in addition to any other remedies that may be available, in Law, in equity or otherwise, the other Parties shall be entitled to obtain injunctive relief against the threatened breach of this Clause 22 or the continuation of any such breach by the defaulting Shareholder, without the necessity of proving actual damages.

23.	Announcements

23.1	None of the Parties shall issue any press release, make any public announcement, disclose or divulge to any third party any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties, save as required:

23.1.1	by Law, any Governmental Authority or regulatory body or any recognised securities exchange on which the shares of any Shareholder are listed; or

23.1.2	for the purpose of any judicial proceedings arising out of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement,

provided that prior to the issue or making of such press release, announcement, disclosure or divulgence, the Party concerned shall, to the extent permitted by Law, promptly notify the other Parties of such requirement.

24.	Assignment

24.1	Subject to Clause 24.2, all rights and obligations hereunder, are personal to the Parties and a Party may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Parties.

24.2	The Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of Shares from the Investor in accordance with the Constitution and this Agreement and has executed a Deed of Ratification and Accession.

25.	No Partnership

The relationship between the Shareholders shall not constitute a partnership. Nothing in this Agreement shall be deemed to constitute a partnership between any of the Parties nor constitute any Party the agent of any other Party for any purpose. No Party shall have the power or the right to bind, commit or pledge the credit of the other Parties.

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26.	Indulgence, Waiver, etc.

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

27.	Costs

Without prejudice to any cost arrangements in the SPA, the Parties to this Agreement shall bear their own costs and disbursements incurred in relation to the negotiation, preparation, execution, performance and enforcement of this Agreement and of any amendment, modification or supplemental document in respect thereof and any matters incidental to this Agreement.

28.	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

29.	Notices

29.1	Any notice, communication and/or information to be given in connection with this Agreement (each, a “Notice”):

29.1.1	must be in writing in English;

29.1.2	must be addressed to the Party to whom it is to be given (“Addressee”) at the address or e-mail address set out below or to any other address or e-mail address as notified by the Addressee for the purposes of this Clause 29:

(a) if to the Company:

Address:	Unit 10-1, Tower 9, Avenue 5
Jalan Kerinchi, Bangsar South
59200 Kuala Lumpur, Malaysia
Attention:	Sia Hui Chek
E-mail address:	hchek@tranglo.com

(b) if to the Investor:

Address:	77 Robinson Road, #16-00, Singapore 068896
Attention:	General Counsel
E-mail address:	generalcounsel@ripple.com

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(c) if to TNG:

Address:	21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Attention:	Head of Legal and Corporate Governance
E-mail address:	legal@tngfintech.com

29.1.3	must be either:

(a)	delivered by hand or sent by pre-paid registered post (by registered airmail in the case of international service) to the Addressee; or

(b)	sent by e-mail to the Addressee’s e-mail address; and

29.1.4	is deemed to be received by the Addressee in accordance with Clause 29.2.

29.2	A Notice sent according to Clause 29.1 shall be deemed to have been received:

29.2.1	if delivered by hand, on the day of delivery and upon written acknowledgement of receipt;

29.2.2	if sent by pre-paid registered post, on the second (2nd) Business Day after the date of posting (or if sent by registered airmail, on the seven (7th) Business Day after the date of posting); or

29.2.3	if sent by e-mail, immediately upon delivery to the Party’s specified electronic mail address in legible form via electronic mail,

except that if a Notice is received on a day which is not a Business Day or is after 6.00 p.m. (Addressee’s time) on a Business Day, it shall be deemed to have been received at 9:00 a.m. (Addressee’s time) on the following Business Day and in proving service, it shall be sufficient to show that personal delivery was made that the envelope containing the same was properly addressed, stamped and despatched.

30.	General

30.1	Rights of Third Parties: Save as expressly provided in this Agreement, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, whether or not any benefit is conferred or purported to be conferred on it directly or indirectly.

30.2	Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at Law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

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30.3	Severance: If any provision of this Agreement or part thereof is rendered void, illegal, invalid or unenforceable, in whole or in part, by any legislation to which it is subject, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent such deletions or modifications, in whole or in part, are not possible, then such provision or part of it shall, to the extent that it is void, illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Clause 30.3, not be affected.

30.4	Counterparts: This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Any Party may enter into this Agreement by signing any such counterpart. Signatures may be exchanged by e-mail, with original signatures to follow and shall be as valid and effectual as if executed as an original. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

30.5	Governing Law: This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

30.6	Dispute Resolution: In the event of any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any dispute or claim relating to (i) the existence, validity or termination of this Agreement and (ii) any non-contractual obligations arising out of or in connection with this Agreement) (“Dispute”), such Dispute shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Rules”) for the time being in force, which rules are deemed to be incorporated by reference. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator to be appointed in accordance with the Rules. The language of the arbitration shall be English and the decision of the arbitrator shall be final and binding on the Parties. This arbitration agreement shall be governed by the Laws of the Republic of Singapore. This Clause 30.6 shall not affect the right of either Party to seek such urgent interlocutory relief and the Parties agree irrevocably and unconditionally to submit to the non- exclusive jurisdiction of the courts of Singapore.

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SCHEDULE 1

Shareholding Percentages on Completion Date

	(1) Name of Shareholders	(2) Shareholding Percentages on Completion Date

1.	The Investor	66,977 Shares / 40%
2.	TNG Fintech Group Inc.	100,465 Shares / 60%
	Total	167,442 Shares / 100%

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SCHEDULE 2

Reserved Matters

Part 1

Shareholder Reserved Matters

1.	Any IPO of the Company or any public offer of shares in the Company.

2.	(i)	Any merger, acquisition, consolidation, reorganisation or spin-off of the Company.

(ii)	Any sale or disposal, directly or indirectly, of the whole or a substantial part of the undertaking or assets of the Company (where such sale or disposal may include, without limitation, any grant by the Company of an exclusive licence of Intellectual Property to a third party).

3.	Any change in the maximum and minimum number of Directors of the Company.

4.	Any transaction, which value exceeds US$ , entered into by the Company with any of its related corporations, any Shareholder or Director of the Company, or any company or business in which the Shareholders or Directors of the Company or any one of them has a financial or economic interest (except for any transaction with a wholly-owned company).

5.	Any substantial acquisition or disposal of assets by the Company, where:

(a)	its value exceeds of the total assets of the Company;

(b)	the net profits, after deducting all charges except taxation and excluding extraordinary items, attributed to it amounts to more than ) of the total net profit of the Company; or

(c)	its value exceeds of the issued share capital of the Company, whichever is the highest.

6.	Any amendment to the Constitution.

7.	Any declaration or payment of any dividends or other distribution of profits of the Company (whether in cash or in specie or Shares).

8.	Any reduction, consolidation, subdivision or reclassification or other alteration of the Company’s capital structure.

9.	The variation of any rights attaching to any Shares in the capital of the Company or making of any call upon monies unpaid in respect of any issued Shares.

10.	Any change in the nature and/or scope of the Business for the time being of the Group not being ancillary or incidental to, or an extension of the scope of operation of, the Business of the Group.

11.	The liquidation, dissolution or winding up of the Company and/or any Group Company, and any other Liquidity Event to which the Company or any Group Company is a party.

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12.	The introduction, establishment, amendment, modification, supplementing or revision of any share option plan(s) of the Company or any Group Company.

13.	Save for the issuance of Shares or the grant of options in connection with or pursuant to any duly approved and established share option scheme or plan(s) of the Company:

(i)	any increase in the Share capital of the Company;

(ii)	the issue of any new class of Shares in the capital of the Company; or

(iii)	any issue or grant of any option over the unissued Share capital of the Company or any issue of any security convertible into any equity securities of the Company.

14.	Any change in the accounting policies of the Company, other than as required by Law or applicable accounting standards in Malaysia.

15.	Entering into any joint venture, partnership or profit sharing arrangement with any person and any amendment to the terms of such venture, partnership or arrangement.

16.	Repurchase of Shares other than pursuant to any duly approved and established share option scheme or plan(s) of the Company.

17.	Entering into debts exceeding or more (or the equivalent in any other currency) in any financial year.

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Part 2

Board Reserved Matters

1.	Subject to Clauses 4 and 6, the appointment, terms of appointment (and amendment to such terms), nomination, replacement or dismissal (where applicable), of any of the Key Employees, CEO, Managing Director or Executive Director of a Group Company and their respective successors (“Management”) of the Company, and the Head of Audit.

2.	Subject to Paragraph 5 of Part 1 in Schedule 2, any purchase, acquisition, sale, transfer, leasing or disposal of any undertaking, any assets, any properties, any shares or other security interests by a Group Company, other than in the ordinary course of business.

3.	The creation of any mortgage, charge or other Encumbrance over any Group Company’s assets outside the ordinary course of business.

4.	The approval of, or any amendment to, the Annual Budget or quarterly budget and forecasts.

5.	The appointment of auditors for any Group Company.

6.	The establishment, terms (and amendment to such terms) or termination of any employee share option scheme or phantom employee share option scheme of any Group Company.

7.	Any exercise of any Group Company’s powers to provide guarantees or indemnities in respect of the obligations of a third party.

8.	Any exercise of any Group Company’s borrowing powers, other than borrowings approved in the Annual Budget, which exceeds in any 12-month period.

9.	The incurring by any Group Company of any capital and operating expenditure, other than as approved in the Annual Budget, which exceeds in any twelve (12)-month period.

10.	Approval of the dividend policy of any Group Company and any change to be made to such policy.

11.	Commencement or defence or settlement of any litigation or arbitration of a Group Company where the amount involved exceeds .

12.	Entry into long term agreements by a Group Company covering a period of more than one (1) year.

13.	Entry into commercial agreements by a Group Company which value exceeds .

14.	Exercise of a Group Company’s lien or forfeiture rights of any share under the Constitution of such Group Company.

15.	Any funding exercises, including the recommendation for issuance of Shares of a Group Company.

16.	Change in the signatories of a Group Company’s bank accounts.

17.	The opening or closing of any bank account of a Group Company.

18.	Approval of financial statements and directors’ reports to be submitted to the general meeting of a Group Company.

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SCHEDULE 3

Undertakings

1.	All new business opportunities relevant to a Group Company shall only be taken up through the Company or a wholly-owned subsidiary.

2.	To the fullest extent permitted by Law, each Group Company shall procure and maintain in full force and effect directors’ (including Directors) and officers’ liability insurance for the directors (including Directors) and key employees of such Group Company, including the Ripple Executive Officer, on terms satisfactory to the Investor and shall not take or effect any steps so as to render such policies void or voidable or otherwise unenforceable. Without limiting the generality of the foregoing, such insurance shall include indemnifying such persons against any liability incurred as a director of a Group Company (including a Director) and/or an officer of the Company including, but not limited to, liability for any Wrongful Act, and for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal.

3.	Each Group Company shall take out and maintain insurances satisfactory to the Investor and shall on request supply the Investor with a list of such insurances.

4.	Each Group Company shall take all such reasonable action as may be required, including any action reasonably required of it by the Investor, to protect its rights in any Intellectual Property owned by such Group Company and/or any Group Company or exclusively used in the Company’s or any Group Company’s Business and/or other property and assets.

5.	New employees engaged by a Group Company shall not bring with them and employ Intellectual Property belonging to their former employers or other third parties.

6.	The Company and each Existing Shareholder shall comply with the terms of this Agreement, the SPA, the Constitution and the Ripple Executive Officer Service Agreement.

7.	The Existing Shareholders and the Company shall, and shall procure that all of the Group Companies shall, comply with all applicable Laws and regulations applicable to such Existing Shareholder or Group Company (as the case may be) and maintain all required licences and consents and shall immediately notify the Investor if any such licence or consent of the Existing Shareholder, the Company and/or any Group Company is revoked, withdrawn, suspended or any renewal rejected by the relevant regulatory authorities.

8.	The Existing Shareholders and (to the extent relevant) the Company shall procure the passing of all resolutions at board meetings and at shareholders’ meetings of the Company and/or any Group Company and take all steps necessary to ensure performance of the terms of this Agreement.

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SCHEDULE 4

Deed of Ratification and Accession

THIS DEED is made on [                      ]

BY [                           ]

INTRODUCTION

(A)	By a [transfer]/[subscription for shares] dated [of even date herewith] [[ ] (the “Transferor”) transferred to [ ] (the “Transferee”)]/[[ ] (the “Subscriber”) subscribed for] Shares in the capital of TRANGLO SDN BHD (the “Company”) (together the [“Transferred Shares”/”Subscribed Shares”]).

(B)	This deed is entered into in compliance with the terms of Clause [ ] of an agreement dated [ ] made between (1) [name parties to the agreement] and (2) the Company and others (all such terms as are therein defined) (which agreement is herein referred to as the “Shareholders’ Agreement”).

AGREED TERMS

1.	Words and expressions used in this deed shall have the same meaning as is given to them in the Shareholders’ Agreement unless the context otherwise expressly requires.

2.	The [Transferee]/[Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Shareholders’ Agreement in respect of the [Transferred]/[Subscribed] Shares and hereby agrees to assume and assumes the burden of the [Transferor’s] obligations under the Shareholders’ Agreement to be performed after the date hereof in respect of the [Transferred]/[Subscribed] Shares.

3.	The [Transferee]/[Subscriber] hereby agrees to be bound by the Shareholders’ Agreement in all respects as if the [Transferee]/[Subscriber] were a party to the Shareholders’ Agreement as one of the Shareholders and/or Investors and to perform :

(a)	all the obligations of the Transferor in that capacity thereunder; and

(b)	all the obligations expressed to be imposed on such a party to the Shareholders’ Agreement,

in both cases, to be performed or on or after [the date hereof].

4.	This deed is made for the benefit of:

(c)	the parties to the Shareholders’ Agreement; and

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(d)	any other person or persons who may after the date of the Shareholders’ Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, and this deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any Ordinary Shares in the capital of the Company.

5.	[For the avoidance of doubt, nothing in this deed shall release the Transferor from any liability in respect of any obligations under the Shareholders’ Agreement due to be performed prior to [the date of this deed].]

6.	None of the Shareholders or the Investors:

(a)	makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Shareholders’ Agreement (or any agreement entered into pursuant thereto);

(b)	makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the group or otherwise relates to the [acquisition]/[subscription] of shares in the Company; or

(c)	assumes any responsibility for the financial condition of the Company [or any Subsidiary] or any other party to the Shareholders’ Agreement or any other document or for the performance and observance by the Company or any other party to the Shareholders’ Agreement or any other document (save as expressly provided therein), and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.

7.	This deed shall be governed by and construed in accordance with the laws of Singapore.

This deed of ratification and accession has been executed and delivered as a deed on the date shown on the first page.

[the remainder of this page is intentionally left blank]

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Executed and delivered as a deed by [insert name of director]

on behalf of [insert name of [Transferee/Subscriber]]

Director
Name:

in the presence of:

Witness
Name:
Address:

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SCHEDULE 5

PRE-EXISTING BUSINESSES OF TNG

TNG

Pre-existing business of TNG and its subsidiaries, are:

a)	the provision of e-Wallet services under TNG Wallet (tngwallet.hk);

b)	the provision of e-Wallet services under XIN Wallet (xinwallet.com);

c)	the provision of cross border fund transfer and payment processing that supports payments, fund collection for corporates, mass payout, fund and commodities transfer under Global E-Money Alliance (gea.io);

d)	the provision of e-Wallet, business payments, global SIM top-up and digital platform focusing on impact investing and financing, digital and financial inclusions under Walletku (walletku.com);

e)	the provision of service routing engine, data warehousing and various technology services facilitating remote onboarding, account and wealth management, cross border fund and commodity transfer and payments, facility and loan applications, investment trading, virtual assistant with chatbot under The BNK Group; and

f)	any other peripheral businesses that are necessary for the purpose of facilitating the above businesses regulated under any local laws and regulations that TNG operates.

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EXHIBIT 1

PFIC ANNUAL INFORMATION STATEMENT

(1)	This questionnaire applies to the taxable year of each Group Company, a corporation formed pursuant to the laws of [ ] (the “Company”), beginning on [January 1, 20[ ]] and ending on [December 31, 20[ ]] and is being provided to [Ripple entity] (“Investor”).

(2)	Please state whether Seventy-five Percent (75%) or more of the Company’s gross income constitutes passive income.

Passive income: For purposes of this question, note that passive income includes:

●	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

●	Net gains from the sale or exchange of property:

○	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

○	which is an interest in a trust, partnership, or REMIC; or

○	which does not give rise to income.

●	Net gains from transactions in commodities.

●	Net foreign currency gains.

●	Any income equivalent to interest.

Look-through rule: If the Company owns, directly or indirectly, Twenty-five Percent (25%) of the shares by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	Please state whether the average fair market value during the taxable year of passive assets held by the Company equals Fifty Percent (50%) or more of the average fair market value of all of the company’s assets.

Note: In order to answer this question, the test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this question, note that “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined in paragraph (2) above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

●	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

●	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterised in terms of the type of income produced.

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●	Goodwill and going concern value must be identified to a specific income producing activity and are characterised in accordance with the nature of that activity.

●	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

●	Shares and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this question, note that “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: If the Company owns, directly or indirectly, Twenty-five Percent (25%) of the shares by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	Please state whether: (a) more than Fifty Percent (50%) of the Company’s shares (by voting power or by value) is owned by five or fewer U.S. Persons or entities; and (b) the average aggregate adjusted tax bases (as determined under U.S. tax principles) during the taxable year of the passive assets held by the company equals Fifty Percent (50%) or more of the average aggregate adjusted tax bases of all of the company’s assets.

Average value: For purposes of this question, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: If the Company owns, directly or indirectly, Twenty-five Percent (25%) of the shares by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(5)	Investor has the following pro-rata share of the Equity earnings and net capital gain of the Company as determined under U.S. income tax principles for the taxable year of the Company:

Equity Earnings: _____________ (as determined under U.S. income tax principles)

Net Capital Gain: _____________ (as determined under U.S. income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s shares if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate Equity earnings and aggregate net capital gain for such year) of the Company’s Equity earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s [constitutive document] and the [Shareholders Agreement] dated [_______________].

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to the Investor during the taxable year specified in paragraph (1) above is as follows:

Cash: ___________________

Fair Market Value of Property: _____________________

(7)	The Company will permit the Investor to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC Equity earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

Yours sincerely,

For and on behalf of [Group Company]
Name:
Title:

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In witness whereof this Agreement has been entered into on the date stated at the beginning.

THE COMPANY SIGNED by Wong Wing Chi for and on behalf of TRANGLO SON BHD

Witness’s signature
Name:	Karen Law

SIGNING PAGE TO SHAREHOLDERS’ AGREEMENT

THE INVESTOR

SIGNED by	) )
for and on behalf of	)
RIPPLE LABS SINGAPORE PTE. LTD.	)
in the presence of	)

Witness’s signature
Name: Eric van Miltenburg

SIGNING PAGE TO SHAREHOLDERS’ AGREEMENT

SIGNED by for and on behalf of TNG FINTECH GROUP INC. In the presence of

Witness’s signature
Name: Chu Kar Yin Catalina

SIGNING PAGE TO SHAREHOLDERS’ AGREEMENT